Exhibit 97
Elme Communities
Compensation Recovery Policy

Adopted by the Board of Trustees (the “Board”) of Elme Communities (the “Company”) on October 19, 2023

Effective Date

This Compensation Recovery Policy (as may be amended, restated, supplemented or otherwise modified from time to time, this “Policy”) shall apply to any Incentive Compensation received on or after October 1, 2023 and supersedes the Company’s previous clawback policy adopted in 2013.

Statement of Policy

In the event the Company is required to prepare an Accounting Restatement, subject to the exceptions set forth below, the Company shall recover reasonably promptly the amount of Excess Incentive Compensation received during the Recoupment Period by any Covered Executive.

This Policy applies to all Incentive Compensation received during the Recoupment Period by a person (a) after beginning service as a Covered Executive, (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation and (c) while the Company has a class of securities listed on the New York Stock Exchange (“NYSE”) or another national securities exchange or a national securities association. Accordingly, this Policy can apply to a Covered Executive even after that person that is no longer a Company employee or a Covered Executive at the time of recovery.

Incentive Compensation is deemed “received” for purposes of this Policy in the fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or issuance of such Incentive Compensation occurs after the end of that period. For example, if the performance target for an award is based on total shareholder return for the year ended December 31, 2023, the award will be deemed to have been received in fiscal year 2023 even if paid in fiscal year 2024.

Exceptions

The Company shall not be required to recover Excess Incentive Compensation pursuant to this Policy to the extent the Compensation Committee (the “Committee”) has made a determination that recovery would be impracticable and one of the following reasons are met:

a.after making a reasonable and documented attempt to recover the Excess Incentive Compensation, and providing such documentation to the NYSE as required by the NYSE, the Committee determines that the direct expenses that would be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; or

b.based on a legal opinion of counsel acceptable to the NYSE, the Committee determines that recovery would violate a home country law adopted prior to November 28, 2022, a copy of which is to be provided to the NYSE as required by the NYSE; or
c.the Committee determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Definitions

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, a restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an Accounting Restatement.

“Covered Executive” means the Company’s Chief Executive Officer, President, Chief Financial Officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function for the Company, any other person who performs similar policy-making functions for the Company, and any other employee who may from time to time be deemed subject to this Policy by the Committee.

“Excess Incentive Compensation” means the amount of Incentive Compensation received during the Recoupment Period by any Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received by such Covered Executive if the determination of the Incentive Compensation to be received had been made based on restated amounts in the Accounting Restatement, computed without regard to any taxes paid.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. For purposes of this definition, a “financial reporting measure” is (a) a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such measures, or (b) the Company’s share price and/or total shareholder return. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).

“Recoupment Period” means the three completed fiscal years preceding the Trigger Date, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years, provided that any transition period of nine months or more shall count as a full fiscal year.

“Trigger Date” means the earlier to occur of: (a) the date the Board, the Audit Committee (or such other committee of the Board as may be authorized to make such a conclusion), or the officer or officers of the Company authorized to take such action, if action by the Board is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement; in the case of both (a) and (b) regardless of, if, or when restated financial statements are filed.

Administration

This Policy is intended to comply with the listing requirements of the NYSE and related SEC rules and shall be interpreted in a manner consistent with those requirements. The Committee has full authority to interpret and administer this Policy. The Committee’s determinations under this Policy shall be final and binding on all persons, need not be uniform with respect to each individual covered by the Policy, and shall be given the maximum deference permitted by law.

The Committee has the authority to determine the appropriate means of recovering Excess Incentive Compensation based on the particular facts and circumstances, which could include, but are not limited to, seeking direct reimbursement, forfeiture of awards, offsets against other payments, and forfeiture of deferred compensation (subject to compliance with Section 409A of the Internal Revenue Code).

Subject to any limitations under applicable law, the Committee may authorize any officer or employee of the Company to take actions necessary or appropriate to carry out the purpose and intent of this Policy, provided that no such authorization shall relate to any recovery under this Policy that involves such officer or employee.

If the Committee cannot determine the amount of Excess Incentive Compensation received by a Covered Executive directly from the information in the Accounting Restatement, such as in the case of Incentive Compensation tied to share price or total shareholder return, then it shall make a determination based on a reasonable estimate of the effect of the Accounting Restatement and shall maintain documentation of the determination of such reasonable estimate for the purpose of providing such documentation to the NYSE as required by the NYSE.

No Indemnification or Advancement of Legal Fees

Notwithstanding the terms of any indemnification agreement, insurance policy, contractual arrangement, the governing documents of the Company or other document or arrangement, the Company shall not indemnify any Covered Executives against, advance expenses for, or pay the premiums for any insurance policy to cover, any amounts recovered under this Policy or any expenses that a Covered Executive incurs in opposing Company efforts to recoup amounts pursuant to this Policy.

Non-Exclusive Remedy

Recoupment of Incentive Compensation pursuant to this Policy shall not in any way limit or affect the rights of the Company to pursue disciplinary, legal, or other action or pursue any other remedies available to it. This Policy shall be in addition to, and is not intended to limit, any rights of the Company to recoup Incentive Compensation from Covered Executives under any legal remedy available to the Company and applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002, as amended, or pursuant to the terms of any other Company policy, employment agreement, equity award agreement, or similar agreement with a Covered Executive.

This Policy shall be binding and enforceable against all Covered Executives and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

Amendment

This Policy may be amended from time to time by the Board.

Acknowledgement

Each Covered Executive shall sign and return to the Company (including by electronic signature, acceptance and/or delivery), within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual is determined to be a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy.

EXHIBIT A

ELME COMMUNITIES
COMPENSATION RECOVERY POLICY ACKNOWLEDGEMENT FORM

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Elme Communities Compensation Recovery Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”) and that the Policy will apply both during and after my employment with the Company. I further agree that my receipt of Incentive Compensation that is subject to the Policy is conditioned upon my execution or acceptance of this acknowledgement. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation is granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined that any Incentive Compensation received by me must be forfeited or reimbursed to the Company pursuant to the Policy, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

I also hereby acknowledge that, notwithstanding any indemnification agreement or other arrangement that I may have with the Company, the Company shall not indemnify me against, advance any expenses for, or pay the premiums for any insurance policy to cover, losses incurred under the Policy or any expenses that I incur in opposing Company efforts to recover amounts pursuant to the Policy and I hereby waive any indemnification, reimbursement or advancement right with respect to such amounts and expenses.

Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

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